UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2003

DIGITAL LIGHTWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

15550 Lightwave Drive
Clearwater, Florida 33760
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

The matters discussed in this current report include certain forward-looking statements that involve risks and uncertainties, including the risks detailed from time to time in the SEC reports of Digital Lightwave, Inc., including the reports on Form 10-K and Form 10-Q. These statements are only predictions, and actual results could differ materially from those projected in the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date of filing, and we assume no obligation to update any such forward-looking statements.

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

A.    Settlement with Creditors

Digital Lightwave, Inc. (" Digital ") recently entered into settlement agreements with various unsecured creditors and claimants (the " Unsecured Creditors "), including, among others, Arrow Electronics, Inc., Tektronix, Inc., and Micron Optics, Inc. Pursuant to the various settlement agreements, Digital has made aggregate cash payments totaling approximately $1.2 million in full settlement and satisfaction of accounts payable and other outstanding liabilities and claims of the Unsecured Creditors totaling approximately $10.4 million.

B.    Optel Note

During the period beginning December 31, 2003 through January 14, 2004, Digital borrowed a total of $1,300,000 from Optel Capital, LLC (" Optel ") pursuant to the following secured promissory notes: (i) Secured Promissory Note in the principal amount of $1,000,000 issued on December 31, 2003 (the "First Note"); and (ii) Secured Promissory Note in the principal amount of $300,000 issued on January 14, 2004 (the "Second Note, and together with the First Note, the "Optel Notes"). Optel is an entity controlled by Digital’s majority shareholder and current chairman of the board of directors, Dr. Bryan Zwan. The Optel Notes (a) bear interest at an annual rate equal to 10% per annum, (b) are secured by a first priority interest in substantially all of the assets of Digital pursuant to a Ninth Amended and Restated Security Agreement, dated December 31, 2003 and a Tenth Amended and Restated Security Agreement, dated January 14, 2004 (collectively, the " Security Agreements "), respectively, (c) may be prepaid at any time and (d) matures on July 31, 2004, unless certain specified events occur accelerating the maturity. Digital used the proceeds from the Optel Notes to fund the settlements described above and for general corporate and working capital purposes. Digital’s total indebtedness to Optel is now approximately $13.94 million, exclusive of accrued interest. A copy of the Optel Notes and the Security Agreements are attached hereto as exhibits and are incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by references to the Optel Notes and the Security Agreements.

  Restructuring Efforts
As set forth above, Digital has been successful in reaching settlement agreements with several of its Unsecured Creditors, reducing its outstanding liabilities and claims, inclusive of cash payments, by approximately $10.4 million. Digital is in discussions with certain of its other creditors to settle or restructure its remaining outstanding liabilities and claims. Digital continues to have insufficient short–term resources for the payment of its current liabilities and its settlements. In order to alleviate its working capital shortfall, Digital is attempting to reduce its operating costs, voluntarily restructure its outstanding liabilities with certain significant creditors and raise additional debt and/or equity financing, however it has been unable to secure any commitments for such additional debt and/or equity financing from Optel or any other source.

Digital’s ability to meet cash requirements over the next twelve months is dependent on its ability to obtain additional financing, successfully negotiate extended payment terms with certain vendors, restructure remaining outstanding liabilities with certain creditors, and attain its forecasted sales objectives. Digital may need to seek bankruptcy protection in the event that it is unable to secure financing on terms acceptable to it or is unable to successfully settle or restructure its remaining outstanding claims and liabilities.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)    Financial Statements of Businesses Acquired.

    Not applicable.

(b)     Pro Forma Financial Information.

    Not applicable.

(c)    Exhibits.

10.1    Secured Promissory Note, dated as of December 31, 2003, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.2    Ninth Amended and Restated Security Agreement, dated as of December 31, 2003, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.3    Secured Promissory Note, dated as of January 14, 2004, between Digital Lightwave, Inc. and Optel Capital, LLC.

10.4    Tenth Amended and Restated Security Agreement, dated as of January 14, 2004, between Digital Lightwave, Inc. and Optel Capital, LLC.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: January 28, 2004	By: /s/ James Green

James Green

Chief Executive Officer
and President

EXHIBIT INDEX

Number	Description

10.1	Secured Promissory Note, dated as of December 31, 2003, between Digital Lightwave, Inc. and Optel Capital, LLC.
10.2	Ninth Amended and Restated Security Agreement, dated as of December 31, 2003, between Digital Lightwave, Inc. and Optel Capital, LLC.
10.3	Secured Promissory Note, dated as of January 14, 2004, between Digital Lightwave, Inc. and Optel Capital, LLC.
10.4	Tenth Amended and Restated Security Agreement, dated as of January 14, 2004, between Digital Lightwave, Inc. and Optel Capital, LLC.